Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	Ronald Kisling, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6143, 408.521.9490 fax
email: claire@headgatepartners.com	email: rkisling@nanometrics.com

Nanometrics Reports First Quarter 2011 Financial Results

$62 Million in Revenues, 56.6% Gross Margin and $0.45 EPS; Cash Grows to $80 Million

MILPITAS, Calif., April 28, 2011 — Nanometrics Incorporated (NASDAQ: NANO), a leading provider of advanced process control metrology systems, today announced financial results for its first quarter ended April 2, 2011.

Highlights for the quarter include:

•	Record revenues of $62.1 million, up 35% sequentially and 67% year-over-year;

•	Gross margin increased to 56.6%, with product gross margin of 58.0%;

•	Increased operating profitability, with $17.1 million of operating income and 27.5% operating margin;

•	Cash and investments increased by $13.7 million to $80.2 million;

•	New product introductions, continued competitive wins and increased penetration into the logic and DRAM markets.

Commenting on the first quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “Our financial results for the first quarter of 2011 demonstrate our competitiveness and ability to manage the business for significant operating leverage. The strong growth in revenues reflects our market share gains with both new and existing customers, as well as the accelerating adoption of optical critical dimension (OCD) metrology within the most advanced fabs in the world.

“With a growing position in metrology for 3D device structures, we have emerged as the leader in OCD metrology, which is the fastest-growing segment of process control. We continue to gain market share through competitive wins, and each of our major customers is placing increased emphasis on OCD in their product and technology roadmaps. We are also gaining traction in the nascent metrology market for advanced wafer-scale packaging applications, which are being adopted by each of the leading semiconductor companies, and which we believe will grow to become a very significant market opportunity within the next couple of years.

“We’ve entered 2011 witnessing a continuation of healthy investments in capital equipment by the leading semiconductor device manufacturers, in the areas of technology development, capacity expansion and new fab construction. Our customers have indicated that this level of investment is required to meet demand and remain competitive, which likely will result in strong year-over-year growth, albeit with potential quarter-to-quarter volatility driven by near-term business and economic uncertainties. While just a handful of companies represent the vast majority of capital spending, we continue to benefit from the breadth of our product portfolio serving all segments of semiconductor, high-brightness LED, data storage, bare wafer and solar cell manufacturing worldwide.”

First Quarter 2011 Summary

Revenues were $62.1 million, up 35% from $46.1 million in the fourth quarter of 2010 and up 67% from $37.2 million in the first quarter of 2010. Gross margin increased to 56.6%, from 52.7% in the prior quarter and 55.3% in the year-ago period. Our operating margin increased to 27.5%, from 18.8% in the prior quarter and 16.0% in the year-ago period.

Net income was $10.5 million or $0.45 per share, compared to $5.9 million or $0.26 per share in the first quarter of 2010. In the fourth quarter of 2010, net income of $26.1 million or $1.12 per share included the favorable impact of the release of $18.2 million in income tax deferred asset valuation allowances, equivalent to $0.78 per share. Excluding this tax benefit, the average effective income tax rate for fiscal year 2010 was approximately 7%, whereas net income for the first quarter reflects an effective income tax rate of approximately 35%.

At April 2, 2011, Nanometrics had $80.2 million in cash and cash equivalents and $153.8 million in working capital. Stockholders’ equity, excluding intangible assets, was $7.97 per share based on 22.7 million shares outstanding at quarter end.

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Business Outlook

For the second quarter of 2011, management expects revenues in the range of $62.0 to $65.0 million, gross margin in the range of 54% to 55% and operating income in the range of 25% to 27% of revenues. Management expects operating expenses in the second quarter of 2011 to be approximately flat with the first quarter of 2011 and anticipates an effective income tax rate of approximately 35%. Taking these factors into account, management expects net earnings for the second quarter of 2011 in the range of $0.41 to $0.47 per diluted share.

Conference Call Details

A conference call to discuss first quarter results will be held today at 4:30 p.m. EDT (1:30 p.m. PDT). To participate in the conference call, the dial-in numbers are (877) 374-4041 for domestic callers and (253) 237-1156 for international callers. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as non-GAAP operating income, which exclude certain expenses, charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, as well as asset impairments, restructuring charges and other special items, to evaluate the company’s ongoing performance and cash flow from operations. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Select Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-Q for the quarter ended April 2, 2011, the continued adoption and competitiveness of its products, the expansion of the company’s served markets and market share, the continued growth in semiconductor capital spending, and future revenue growth, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including a contraction in current levels of industry spending, shifts in the timing of customer orders and product shipments, slower-than-anticipated market adoption, changes in product mix and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 1, 2011 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	As of April 2, 2011	As of January 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$80,171	$66,460
Accounts receivable, net of allowances of $70 and $63, respectively	47,958	44,523
Inventories	43,824	43,168
Inventories - delivered systems	2,531	1,466
Prepaid expenses and other	2,454	2,986
Deferred income tax assets	8,677	9,644

Total current assets	185,615	168,247

Property, plant and equipment, net	35,837	35,186
Intangible assets, net	5,566	5,972
Deferred income tax assets, non - current	8,935	9,256
Other assets	1,241	1,235

Total assets	$237,194	$219,896

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,534	$11,486
Accrued payroll and related expenses	7,176	8,813
Deferred revenue	6,198	4,063
Other current liabilities	7,263	7,293
Income taxes payable	21	250
Current portion of debt obligations	582	572

Total current liabilities	31,774	32,477

Deferred revenue, non - current	4,449	3,191
Other non - current liabilities	5,319	3,912
Debt obligations, net of current portion	9,315	9,467

Total liabilities	50,857	49,047

Stockholders’ equity:
Common stock, $0.001 par value, 47,000 shares authorized; 22,689 and 22,315, respectively, issued and outstanding	23	22
Additional paid - in capital	230,398	225,755
Accumulated deficit	(46,490)	(57,000)
Accumulated other comprehensive income	2,406	2,072

Total stockholders’ equity	186,337	170,849

Total liabilities and stockholders’ equity	$237,194	$219,896

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	April 2, 2011	April 3, 2010
Net revenues:
Products	$53,983	$28,548
Service	8,160	8,617

Total net revenues	62,143	37,165

Costs of net revenues:
Cost of products	22,647	12,476
Cost of service	4,341	4,142

Total costs of net revenues	26,988	16,618

Gross profit	35,155	20,547

Operating expenses:
Research and development	5,488	4,570
Selling	6,699	4,717
General and administrative	5,499	4,581
Amortization of intangible assets	406	389
Asset impairment	—	344

Total operating expenses	18,092	14,601

Income from operations	17,063	5,946

Other income (expense):
Interest income	40	21
Interest expense	(337)	(472)
Other, net	(513)	555

Total other income (expense), net	(810)	104

Income before income taxes	16,253	6,050
Provision for income taxes	5,743	125

Net income	$10,510	$5,925

Net income per share:
Basic	$0.47	$0.28

Diluted	$0.45	$0.26

Shares used in per share calculation:
Basic	22,568	21,537

Diluted	23,397	22,655

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands)

(Unaudited)

	Three Months Ended
	April 2, 2011	April 3, 2010
Income from operations	$17,063	$5,946

Non - GAAP adjustments:
Amortization of intangible assets	406	389
Depreciation	602	835
Amortization of demonstration systems	421	285
Asset impairment	—	344
Stock - based compensation	822	929

Non - GAAP operating income	$19,314	$8,728

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